UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2016

General Cable Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-12983 (Commission File Number)	06-1398235 (IRS Employer Identification No.)

4 Tesseneer Drive Highland Heights, Kentucky 41076-9753 (Address of principal executive offices, including zip code)

(859) 572-8000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.
On November 8, 2016, General Cable Corporation (the “Company”) provided notice (the “Notice”) to JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent of its election to permanently reduce the aggregate commitments under the Amended and Restated Credit Agreement, dated as of September 6, 2013, as amended, by and among the Company’s principal U.S. operating subsidiary General Cable Industries, Inc., a Delaware corporation (“U.S. Borrower”), General Cable Company Ltd., a company organized under the laws of Nova Scotia (“Canadian Borrower”), Silec Cable SAS, a French société par actions simplifiée (“Silec”), Norddeutsche Seekabelwerke GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany (“Norddeutsche”), Grupo General Cable Sistemas, S.L., a public limited liability company organized under the laws of Spain (“Sistemas” and collectively with Silec and Norddeutsche, the “European Borrowers”), the Company and those certain other subsidiaries of the Company party thereto as guarantors, the several lenders and financial institutions party thereto (“Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent. The Notice is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The Notice reduces, effective November 15, 2016, the aggregate commitments of the Lenders by $300 million, with the remaining maximum aggregate commitments totaling $700 million, $441 million of which may be borrowed by the U.S. Borrower, $210 million of which may be borrowed by the European Borrowers and $49 million of which may be borrowed by the Canadian Borrower. The reduction will be applied ratably among the Lenders in accordance with their respective commitments.
From time to time, in the ordinary course of their business, certain lenders or their affiliates have provided, and may in the future provide, financial advisory and investment banking services to the Company and its affiliates, for which they have received and may continue to receive customary fees and commissions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Commitment Reduction Notice, dated November 8, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL CABLE CORPORATION

November 15, 2016	By:	/s/ EMERSON C. MOSER
Emerson C. Moser
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commitment Reduction Notice, dated November 8, 2016

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